Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7004

SUNLINK ADOPTS SHAREHOLDER RIGHTS PLAN TO PROTECT TAX BENEFITS

Atlanta, GA (September 29, 2016) — SunLink Health Systems, Inc. (NYSE:MKT: SSY) (the “Company”) today announced that its Board of Directors has acted to protect the Company’s valuable income tax net operating loss carryforwards (“NOLs”) by adopting a new tax benefits protection rights plan. The purpose of the rights plan is to protect shareholder value by preserving the Company’s ability to use its NOLs in the future. The rights plan is similar to plans adopted by other public companies with significant net operating losses. As part of the rights plan, SunLink’s Board declared a dividend of one preferred share-purchase right for each common share of SunLink outstanding on October 10, 2016. The rights plan, which takes effect immediately, will continue in effect until September 29, 2019, subject to earlier expiration in specific circumstances. The full text of the rights plan will be filed with the Securities and Exchange Commission.

The Company estimates that it has approximately $13,000,000 in NOLs as of June 30, 2016, which may be used in certain circumstances to offset future taxable income and reduce federal income tax liability. The Company’s ability to use its NOLs would be substantially limited if an “ownership change” under Section 382 of the Internal Revenue Code were to occur. Ownership changes under Section 382 generally relate to the cumulative change in ownership among shareholders with an ownership interest of 5% or more (as determined under Section 382’s rules) over a rolling three year period. The rights plan was adopted by the Board to reduce the likelihood of an “ownership change” occurring.

Under the rights plan, if any person or group acquires 4.9% or more of the outstanding common shares of the Company without the approval of the Board of Directors, there would be a triggering event causing significant dilution in the ownership interest of such person or group. However, existing shareholders who currently own 4.9% or more of the outstanding common shares of the Company will trigger a dilutive event only if they acquire additional shares, subject to specified exceptions.

In connection with the preservation of SunLink’s tax benefits, the Board of Directors also has adopted certain amendments to the Company’s articles of incorporation which are also designed to preserve the Company’s ability to use its NOLs. The charter amendments would generally void transfers of shares that would result in the creation of a new 4.9% shareholder or an existing 4.9% shareholder acquiring additional shares. The Company intends to submit the charter amendments to a shareholder vote at the 2016 annual meeting. If shareholders do not approve the charter amendments, they will not become effective.

SunLink Health Systems, Inc. is the parent company of subsidiaries that operate one hospital, two nursing homes and related businesses in the Southeast, and a specialty pharmacy company in Louisiana. For additional information on SunLink Health Systems, Inc., please visit the Company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2016 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.